LEASE AGREEMENT

THIS Lease made and entered into this 21st day of April, 2009 by and between Wilshire Inter-Group, Inc. located at 545 West Russell Road, 43, Las Vegas, Nevada 89148 (hereinafter "LESSOR") and Irish Jet, Inc. 775 West Sahara Ave., Las Vegas, Nevada 89117 (hereinafter "LESSEE").

WITNESSETH

Whereas LESSOR is the owner of the commercial premises set forth in paragraph 1. below, and whereas LESSEE desires to lease said premises for commercial purposes, and LESSOR is agreeable to the same; now therefore, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein, LESSOR hereby leases said premises to LESSEE, and LESSEE hereby leases said premises from LESSOR, upon the following terms and conditions:

1. PREMISES:

16348 Lincoln Highway, Breezewood, Pennsylvania 15533. Land lease includes, a Restaurant, a Gas Station and a Dollar Store, and all of the equipment and fixtures currently on the premises.

2. INITIAL TERM: The term of the Lease shall be for a period of (2) twenty-nine months, Beginning at 12:01 a.m. May 1, 2009 and ending at midnight on November 30, 2011.

3. RENT: LESSEE agrees to pay as rent during the term of this Lease the total sum of $238,000, payable as follows:

$4,500.00 per month for the next (2) fifteen months of the term, namely, from June 1, 2009 to November 30, 2011. The first month rent is waived due to improvement on the property need and provided by Lessee.

Each such monthly installment of rent reserved under this Lease shall be due and payable in advance on the 1st day of each and every month during the term of this Lease, or any renewal of the same.

4. ADDITIONAL RENT: In addition to base monthly rent, LESSEE shall pay each month its "proportionate share" of common area operating maintenance (CAM) expenses, including but not limited to property taxes, insurance, landscaping, exterior lighting, repairs & maintenance. LESSOR estimates this cost to be $0.00 per square foot, per month. LESSOR reserves the right to raise (CAM) charges as costs increase.

5. SECURITY DEPOSIT: LESSEE further agrees to pay LESSOR, as a Security Deposit for the initial term of this Lease, a total of $1,000.00, payable in full, either before or at the time this lease is executed. LESSOR may apply, without notice, all or part of Lessee's Security Deposit to pay for (A) any sums due under this Lease that LESSEE fails to pay within 10 days after they become due, and/or (B) any damage to the premises arising from Lessee's negligence, or other breach of legal duty, where LESSEE fails to arrange and pay for repairing said damage within 10 days of its occurrence. If any portion of said deposit is so used or applied, LESSEE shall, within 5 days after written demand therefore, deposit cash with LESSOR in an amount sufficient to restore the Security Deposit to its original amount, and Lessee's failure to do so shall be a material breach of this Lease. At the expiration of this Lease, should LESSEE comply with all terms and conditions of this Lease, and should LESSEE provide LESSOR with a forwarding address in writing, the Security Deposit shall be returned in full to LESSEE, without interest, within 30 days of LESSEE vacating the leased premises.

6. ADVANCE RENT & DEPOSIT: LESSEE shall pay LESSOR, either before or at the time this Lease is executed, a total of $1,500.00, representing Lessee's first month's rent in the amount of $ 0, plus Lessee's Security Deposit in the amount of $1,000.00. By signing this Lease, LESSOR hereby acknowledges receipt of said sums from LESSEE or Lessee's agent. Any monies due shall be considered rent due and payable upon presentation of said billing inclusive of utility charges, late fees, or daily rent fees.

7. LATE CHARGE: All sums due LESSOR from LESSEE under this Lease must be paid within 5 calendar days from the date they first become due and owing and if not paid within 5 calendar days, a late charge of 10% will be added to the total amount already owed. On the 6th day after any sum is due, a late fee of $20.00 per day will accrue. This fee will be charged in addition to the 10% late fee. Any additional outstanding fees owed such as electrical, trash or sewer will be considered as rent monies due and payable.

8. RETURNED CHECKS: A $50.00 fee will be charged for all returned checks. The second time any of LESSEE checks are returned unpaid, LESSOR will thereafter require all sums due hereunder to be paid with cash or a cashiers check for the remainder of the Lease term.

9. FINANCIAL RESPONSIBILITY: LESSEE agrees to provide LESSOR, and/or the mortgage holder of the leased premises, with a financial statement of the business using said premises and/or a financial statement for each individual personally responsible for the lease payment, upon the request of either. Failure to do so within 10 days of a written request may, at LESSOR'S option, be declared a material breach of this Lease.

10. INSURANCE: LESSEE agrees to maintain throughout the term of this Lease, and any renewal of the same, public liability insurance, with a reputable insurance company, licensed to do business within the State of Pennsylvania and acceptable to LESSOR, with limits of liability of not less than $1,000,000.00 for personal injury or death, and not less than $1,000,000.00 for property damage. All such insurance policies shall name LESSOR, and at LESSOR'S request any mortgagee of LESSOR, loss payee, as their respective interests may appear. Copies of all such policies (or certificates evidencing the existence and amounts of such insurance) shall be delivered to LESSOR by LESSEE prior to LESSEE taking possession of the leased premises. Should any such insurance policy expire or be canceled during the term of this Lease, LESSEE shall provide LESSOR with renewals or replacement certificates at least 10 days prior to the expiration or cancellation of the original policies. Failure to do so may, at LESSOR'S option, be declared a material breach of this Lease. LESSEE shall also procure and maintain such policies of insurance of LESSEE'S improvements, betterment's, fixtures and personal property as LESSEE may desire, at LESSEE'S expense.

11. PARKING: at will.

12. IMPROVEMENTS BY LESSOR: In consideration of LESSEE'S execution of this Lease, LESSOR agrees to make the following improvements on the lease premises, and no others:

13. USE OF PREMISES: Both parties hereto understand and agree that (A) the business LESSEE will be conducting on the leased premises will be of a Restaurant, Retail Dollar Store and Gas Station and general office use. (B) the leased premises shall only be used for conducting said business. Any additional, different or other use of the leased premises without the prior written consent of LESSOR shall constitute a material breach of this Lease. LESSEE will submit a detailed explanation, in writing, to LESSOR as to the nature of the business prior to LESSOR'S execution of this Lease. LESSEE shall not use the premises for any illegal purpose, or in violation of any zoning laws or property restrictions. LESSEE agrees to at all times conduct his business in a reputable manner and to not hold any auctions, liquidations, fire or bankruptcy sales without the prior written consent of LESSOR, which consent shall not unreasonably be withheld.

14. ENVIRONMENTAL LAWS: LESSEE shall strictly comply with any and all local, state and federal environmental laws and regulations. In the event LESSEE violates any such laws, LESSOR may terminate this lease. LESSEE shall remain liable for the cleanup of any such violation and for any other costs, fines or penalties based upon such violation.

15. MAINTENANCE AND REPAIRS: LESSOR shall keep the foundation, outer walls and roof of the premises and the common areas in good repair, except that LESSOR shall not be liable for any repairs occasioned by the acts of LESSEE, its agents or employees. LESSEE shall be responsible for maintenance and repair to the inside of the premises, and including electrical, plumbing, machinery, hardware, doors, windows, and painting. All such repairs shall be made with materials and workmanship equivalent to the original. LESSEE shall be responsible for extermination and pest control service to the premises. LESSEE agrees to repair or pay LESSOR for all repairs necessitated by LESSEE'S (or LESSEE'S patrons, staff, employees, invitees, or guests) negligence or other breach of legal duty. None of the items set forth in this paragraph shall be construed as janitorial services, which shall be provided by LESSEE at LESSEE'S expense.

16. LESSEE MAINTENANCE: LESSEE will be responsible for any replacement or repairs necessitated by LESSEE' s negligence or mishandling of plumbing and sewer blockage or damage to sewer lines and fixtures. It is also LESSEE'S responsibility to change air conditioning filters approximately every thirty (30) days. If LESSEE neglects to change the air conditioning filters and damage occurs, LESSEE will be responsible for any repairs or replacements necessary.

17. FORCE MAJEURE: Whenever a day is appointed herein on which, or a period of time is appointed in which, LESSOR is required to do or complete any act, matter or thing, the time for the doing or completion thereof shall be extended by a period of time equal to the number of days on or during which LESSOR is prevented from, or is unreasonably interfered with, the doing or completion of such act, matter or thing because of labor disputes, civil commotion, warlike operation, sabotage, governmental regulations or control, fire or other casualty, inability to obtain any materials, fuel or energy, the weather or other acts of God, or other causes beyond LESSOR'S reasonable control.

18. UTILITIES: LESSOR agrees to provide the premises with appropriate heating and cooling equipment. LESSEE shall pay for its own electricity or pro rata share of electrical and sewer. Should LESSEE'S business involve the use of electrical equipment other than small low-voltage office machines, then LESSOR may, at its option, have a separate power meter installed on the leased premises at LESSEE'S expense, and bill LESSEE for the cost of the same as additional rent, due and payable with LESSEE'S next rental payment, and failure of LESSEE to pay the same shall constitute a material breach of this Lease.

19. CONDUCT OF BUSINESS: LESSEE shall conduct its business in a first class manner, and shall keep the premises, inside and out, in a neat, clean and orderly condition throughout the term of this Lease. "First Class Manner" incorporates no rude and/or offensive language, yelling, or any other distasteful behavior that is insulting to LESSOR or other tenants. Such behavior, if repeated after written warning, will constitute a material breach of this Lease.

20. COMPLIANCE WITH LAWS: LESSEE shall comply with all federal, state, county, city, municipal or others local laws, ordinances, rules and regulations pertaining to the use of the premises.

21. INSPECTION: LESSEE shall permit LESSOR, or its agents, to enter the Leased premises, in a reasonable manner during normal business hours, for the purpose of inspection, or showing the leased premises to prospective buyers, or to enable inspection by federal, state or local authorities.

22. OUTSIDE STORAGE: There shall be no outside storage of any materials, equipment, vehicles, trailers or boats unless LESSOR first approves LESSEE'S plot plan or visual rendering of the storage facility, which plan shall become a part of this Lease. LESSEE shall remove any of its items being stored outside without LESSOR'S approval within 24 hours of written notice to do so; otherwise, LESSOR will remove and dispose of those items and bill LESSEE for the cost of such removal and disposal as additional rent, due and payable with LESSEE'S next rental payment, and failure of LESSEE to pay the same shall constitute a material breach of this Lease.

23. NUISANCE AND WASTE: LESSEE shall not set up or carry on an unlawful business on or about the leased premises, nor suffer, permit or maintain on or about the Leased premises any nuisance, nor commit or permit waste upon the leased premises. Any violation of this paragraph shall constitute a material breach of this Lease.

24. TRASH: LESSEE shall store all trash, refuse and garbage within or about the premises in commercial containers of adequate size located out of sight of tenants and invitees in the area. LESSEE may use the dumpster already there or may contract with a commercial disposal service to empty its containers at least once per week if has excessive amounts of garbage. Should LESSOR give LESSEE written notice to clean up trash LESSEE shall do so within 24 hours of receiving such notice, or LESSOR may, at its option, hire someone to clean up LESSEE'S trash, and bill LESSEE for the cost of the same as additional rent, due and payable with Lessee's next rental payment, and failure of LESSEE to pay the same shall constitute a material breach of this Lease.

25. SIGNS: LESSEE shall be erected or post any signs on or about the exterior of the leased premises without first obtaining all licenses and permits and submitting architectural renderings of the proposed signs to LESSOR and securing LESSOR'S consent to erect or post the actual signs.

26. ALTERATIONS BY LESSEE: LESSEE shall have the right to make such alterations or changes to the interior of the leased premises as shall be desired for the proper and efficient operations of the aforesaid business of LESSEE, provided however that such alterations and changes to the interior of the leased premises shall be at the sole cost and expense of LESSEE and with the advance written consent of LESSOR which consent will not be unreasonably withheld and provided further that no alterations or changes shall be made anywhere upon the leased premises unless proper plans are drawn and approved, proper permits are obtained in advance, all work is performed by a licensed contractor and all work shall comply with all applicable building codes and zoning regulations and provided further that any alterations or improvements so made shall become the property of LESSOR. Additionally, any and all improvements made under this section are subject to the provisions of paragraph 28 (Liens) and paragraph 37 {Mechanics Liens) below. Moveable trade fixtures excepted, LESSOR reserves the right to approve all contractors hired by LESSEE to make said alterations the commencement of any alterations not in strict compliance with this paragraph shall constitute a material breach of this lease.

27. WINDOW COVERINGS: At Lessee's discretion.

28. LIENS: LESSEE agrees to keep the premises free at all times from liens and or encumbrances for which LESSEE or acting for or through it is responsible.

29. FIRE OR CASUALTY DAMAGE TO PREMISES: In the event of fire or other casualty to the premises:

a)          If the premises are not rendered untenable in whole or in part, LESSOR shall promptly, after receipt of insurance proceeds, repair the premises and the rent shall not abate.

b)          If the premises are rendered partially untenable, LESSOR shall promptly, after receipt of insurance proceeds, repair the premises and rent shall abate as to the untenable part of the premises.

c)          In the premises are rendered totally untenable, LESSOR shall promptly, after receipt of insurance proceeds, rebuild the premises and rent shall abate. If such occurs during the last two years of the lease, LESSOR may cancel this lease.

The rent abatement shall not apply if LESSEE has business interruption insurance. In the event that the mortgage holder(s) require that insurance proceeds be used to retire the debt, then LESSOR may cancel this lease.

30. CONDEMNATION OF PREMISES/EMINENT DOMAIN: In the event any part of the premises is taken by eminent domain the LESSOR shall be entitled to all damages awarded for diminution of the fee and leasehold. If the whole property is taken this lease shall terminate. If part of the property is taken but the premises included in this lease is still tenable, LESSOR shall have the option to terminate this lease or to continue the lease with the rent prorated and the LESSEE only liable for the portion of the premises still usable.

31. ABANDONMENT OF PREMISES: LESSEE shall not abandon or vacate the leased premises during the term of this Lease. Should LESSEE abandon the premises, then LESSOR may re-enter the premises without terminating this Lease and dispose, according to law, of any personal property found thereon.

32. ASSIGNMENT AND SUBLEASING: LESSEE shall not sublease or assign this lease or any or all of the leased premises without LESSOR'S prior written consent of LESSOR. In the event LESSEE is a corporation, and control thereof changes at any time, LESSOR may declare such event a default under the lease.

33. TERMINATION OF LEASE: LESSEE must, upon the expiration or the earlier termination of this Lease, surrender to LESSOR the leased premises, including all buildings, replacements, additions and improvements constructed or placed thereon by lessee with the exception of moveable trade fixtures. The premises shall be returned broom-clean, free of sub-tenancies, and in good condition and repair, reasonable wear and tear excepted. Any trade fixtures or personal property belonging to LESSEE or its sub-tenants, if not removed within 5 calendar days of such termination, may be stored or disposed of by LESSOR at Lessee's expense.

34. LESSEE'S DEFAULT/REMEDIES: If LESSEE fails to pay any rent or other sum set out herein when due, or if LESSEE fails to perform any other provision of this Lease, and such failure is not cured within 5 calendar days after written notice by LESSOR to cure such failure or surrender the leased premises, then LESSEE shall be in default of this Lease and

LESSOR may, at its option, and in addition to any other remedies afforded LESSOR by law, declare this Lease terminated and have LESSEE removed according to law, or re-enter the premises without terminating this Lease and hold LESSEE liable for any and all unpaid rent reserved herein, less any rent received on re-renting the leased premises to another.

In addition to the conditions in the preceding paragraph, LESSEE shall be in default under this lease upon the occurrence of any of the following additional events:

a)          Abandonment of the premises or failure to actively operate the business for which the premises were leased;

b)          The filing by or on behalf of LESSEE of any petition or pleading to declare LESSEE bankrupt;

c)          The appointment by any Court of any receiver, trustee or custodian of the property or business of LESSEE;

d)          The assignment of any of LESSEE'S property for the benefit of creditors;

e)          The levy of execution, attachment or other taking of property of LESSEE in satisfaction of any judgment or claim.

In the event of any default by LESSEE, LESSOR may exercise any of the following remedies:

a)          To terminate this lease and retake possession with or without process of law;

b)          To retake possession of the premises for the account of LESSOR as LESSOR'S agent for the remainder of the term or for such shorter period as shall be sufficient in LESSOR'S judgment to cure the default, thereupon to reinstate LESSEE upon such conditions as LESSOR shall determine to be sufficient to preclude further default;

c)          Without terminating this lease, to demand immediate payment of the entire unpaid balance of the rent;

d)          To retake the premises and to bring an action for damages caused by LESSEE'S default;

e)          To exercise all the foregoing remedies cumulatively with each other and with all other rights and remedies which LESSOR may have in law or in equity.

35. WAIVER OF BREACH: No waiver of the breach of any term, covenant or condition provided herein shall be deemed a waiver in respect to any or all other of subsequent breaches of the same or any other term, covenant or condition of this Lease.

36. LESSOR'S DEFAULT: LESSOR shall be in default hereunder if it fails or refuses to perform any of its obligations hereunder and such failure is not cured within 30 days after written notice of such failure, after which time LESSEE may cure Lessor's default and deduct the cost of curing from LESSEE'S next rental payment upon furnishing LESSOR with an invoice for said cost, provided, however, if such default cannot reasonably be cured within 30 days, LESSOR shall not be in default if LESSOR commences such cure within 30 days, and, completes the same within a reasonable period of time.

37. MECHANICS LIENS: LESSEE shall have no power or authority to create any lien or permit any lien to attach to the premises or on the building or other improvements thereon, and all material, workers, contractors, artisans, mechanics, laborers and other persons contracting with LESSEE with respect to the premises or any part thereof, are hereby charged with Notice that they must look to LESSEE to secure payment of any bill for work done or material furnished or for any other purpose during the term of this lease requested or ordered by LESSEE. If any such lien attaches, or claim of lien is made against the leased premises or the building of which said premises are a part, or on the land on which the building is erected and shall not be released by payment, bond or otherwise within thirty (30) days after notice thereof, LESSOR shall have the option of payment or discharging the same and LESSEE agrees to reimburse LESSOR in full within ten (10) days of demand for reimbursement. Failure to fully reimburse shall constitute a default on the part of LESSEE.

38. HOLDOVER: If LESSEE shall holdover after the expiration of the term of this Lease, or any extension of the same, such tenancy shall be on a month-to-month basis, and on the same terms, covenants and conditions as contained herein, without prejudice to any of the rights or remedies available to LESSOR by law or under this Lease, except that the monthly rental rate shall be 115% of the monthly rental rate immediately prior to the expiration of the lease.

39. INDEMNIFICATION: LESSOR assumes no responsibility whatsoever for the conduct or operation of LESSEE'S business on the leased premises or otherwise. LESSEE agrees to hold LESSOR harmless for and indemnify LESSOR from any and all liability and expense, LESSOR may incur as a result of any accident or injury caused by the conduct or operation of LESSEE'S business, including defense costs and attorney's fees.

40. BANKRUPTCY: If, during the term of this Lease, LESSEE files a voluntary petition in Bankruptcy, or is the subject of any involuntary petition in Bankruptcy, LESSEE shall accept or reject this Lease, or any extension of the same, within the period provided by law.

41. ATTORNEY'S FEES: Should either party to this Lease bring an action to enforce any provision contained herein, or to declare any rights hereunder, the prevailing party shall be entitled to actual attorney's fees and costs.

42. RECORDING: This lease shall not be recorded; however, LESSEE may record a short form memorandum of the same, which, if accurate, LESSOR agrees to execute upon request.

43. OPTION TO EXPAND ON SITE: N/A

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 21st day of April, 2009.

LESSEE

IRISH JET, INC.

/s/ Thomas William Ackelman

Print Name: Thomas William Ackelman Title: President

LESSOR

WILSHIRE INTER-GROUP, INC.

/s/ Alfred A. Grant
Print Name: Alfred A. Grant Title: President

Addendum to Lease Agreement

This Addendum to the Lease agreement dated April 21, 2009 by and between Irish Jet, Inc. a Nevada Corporation ("Lessee"), whose address is 775 West Sahara Blvd., Ste 101, Las Vegas, Nevada 89117, and Wilshire Inter-Group, Inc., a Nevada Corporation ("Lessor") whose address is 545 West Russell Road., #3, Las Vegas, Nevada 89148.

LESSOR, hereby agrees to give free access to the subject property and the first lease payments of $4,500.00 shall not be due and payable until September 1, 2009

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 21st day of April, 2009.

LESSOR

WILSHIRE INTER-GROUP, INC.

/s/ Alfred A. Grant
Print Name: Alfred A. Grant Title: President